Filed pursuant to Rule 424(b)(2)
                                                    (Registration No. 333-85947)
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 9, 1999)



ESTEE
LAUDER
COMPANIES


                                  $250,000,000

                         THE ESTEE LAUDER COMPANIES INC.

                            6% SENIOR NOTES DUE 2012

                                   ----------

     The senior notes will bear interest at the rate of 6% per year and will mature on January 15, 2012. Interest on the senior notes is payable twice a year on January 15 and July 15, beginning on July 15, 2002. We may redeem some or all of the senior notes at any time at a price based on a formula set forth in this prospectus supplement. The senior notes are not entitled to any sinking fund.

                                   ----------

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------
                                                PER SENIOR NOTE      TOTAL
                                                ---------------  ------------
Public Offering Price (1) .................          99.538%     $248,845,000
Underwriting Discount .....................           0.650%     $  1,625,000
Proceeds to the Issuer ....................          98.888%     $247,220,000


(1) Plus accrued interest from January 10, 2002, if settlement occurs after that date.
                                   ----------

     The senior notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about January 10, 2002.

SALOMON SMITH BARNEY
         JPMORGAN
                GOLDMAN, SACHS & CO.
                             BNP PARIBAS
                                     FLEET SECURITIES, INC.
                                             TOKYO-MITSUBISHI INTERNATIONAL PLC

                                   ----------


           The date of this prospectus supplement is January 7, 2002.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should read this prospectus supplement along with the prospectus that follows. You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front cover of this prospectus supplement and as of the date on the front cover of the accompanying prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since that date.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained or incorporated by reference in this prospectus supplement are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed in our annual and periodic reports all of which are incorporated by reference herein. See "Incorporation of Certain Documents by Reference." We do not undertake any obligation to update or revise publicly any forward-looking statements.

                                   ----------

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
                              PROSPECTUS SUPPLEMENT
About this Prospectus Supplement ....................................  S-2
Special Note Regarding Forward-Looking Statements ...................  S-2
The Estee Lauder Companies Inc. .....................................  S-3
Ratio of Earnings to Fixed Charges ..................................  S-3
Use of Proceeds .....................................................  S-3
Where You Can Find More Information .................................  S-3
Incorporation of Certain Documents by Reference .....................  S-3
Description of the Senior Notes .....................................  S-5
Underwriting ........................................................  S-7
Legal Matters .......................................................  S-8
Experts .............................................................  S-8

                                   PROSPECTUS
About this Prospectus ...............................................   3
Where You Can Find More Information .................................   3
Incorporation of Certain Documents by Reference .....................   3
Forward-Looking Information .........................................   4
The Company .........................................................   5
Ratio of Earnings to Fixed Charges ..................................   7
Use of Proceeds .....................................................   7
Selected Consolidated Financial Information .........................   8
Description of the Debt Securities ..................................  10
Description of Capital Stock ........................................  15
Plan of Distribution ................................................  19
Legal Matters .......................................................  19
Experts .............................................................  19

                         THE ESTEE LAUDER COMPANIES INC.

     The Estee Lauder Companies Inc., founded in 1946 by Estee and Joseph Lauder, is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. Our products are sold in over 120 countries and territories under the following well-recognized brand names: Estee Lauder, Clinique, Aramis, Prescriptives, Origins, MoAoC, Bobbi Brown , La Mer, JANE, Aveda, Stila, Jo Malone and Bumble and bumble. We are also the global licensee for fragrances and cosmetics sold under the Tommy Hilfiger, Donna Karan and Kate Spade brands. Each brand is distinctly positioned within the cosmetics market.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to fixed charges was 7.17:1, 5.75:1, 5.77:1, 5.49:1, 5.58:1 and 5.71:1 for the three months ended September 30, 2001 and for the fiscal years ended June 30, 2001, 2000, 1999, 1998 and 1997 respectively. The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges before preferred stock dividends by the fixed charges. This ratio includes the earnings and fixed charges of The Estee Lauder Companies Inc. and its consolidated subsidiaries; fixed charges consist of interest and related charges on debt, preferred stock dividends and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                                 USE OF PROCEEDS

     We intend to use the net proceeds of approximately $247,000,000 from the sale of the senior notes towards the following purposes:

     o    Repayment of outstanding U.S. dollar term loans and interest thereon;
          and

     o    Repayment of outstanding commercial paper.

     As of September 30, 2001, these term loans bore interest at an annual rate of 5.05% and mature on February 1, 2005. Our commercial paper bore interest at an average annual rate of 3.25%.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site (WWW.SEC.GOV). You can read and copy any materials we file with the SEC at the SEC's public reference rooms at:

     o    450 Fifth Street, N.W., Washington, D.C. 20549;

     o Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     o    233 Broadway, New York, New York 10279

     You can obtain information about the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus supplement the following documents which have been filed with the
SEC:

     (i) our Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

     (ii) our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001;

    (iii) our Current Report on Form 8-K filed with the Commission on September 28, 2001;

     (iv) our Current Report on Form 8-K filed with the Commission on October 25, 2001; and

     (v) our Current Report on Form 8-K filed with the Commission on December 20, 2001.

     We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

     We will promptly provide without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to Investor Relations Department, The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153, telephone number (212) 572-4184.

                         DESCRIPTION OF THE SENIOR NOTES

     We will issue the senior notes under the Indenture, dated as of November 5, 1999 (the "Indenture"), between us and State Street Bank and Trust Company, N.A., as Trustee. The Indenture is more fully described under the caption "Description of the Debt Securities" in the accompanying prospectus. The following description of the particular terms of the senior notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities included in the accompanying prospectus under the caption "Description of the Debt Securities." The senior notes are part of the $400,000,000 aggregate principal amount of debt securities we registered under the Securities Act of 1933 on November 9, 1999. The senior notes initially will be limited to an aggregate principal amount of $250,000,000. However, the Indenture does not limit the amount of additional debt that may be incurred by us. We may also "reopen" any series of debt securities and issue additional securities of that series, provided that debt securities of the same series must all have the same terms, including interest rate, maturity and covenants.

GENERAL

     The senior notes will bear interest at the annual rate stated on the cover page of this prospectus supplement. Interest will be payable on January 15 and July 15, beginning on July 15, 2002. Interest on the senior notes will accrue from January 10, 2002. Interest will be paid to the person in whose name a senior note is registered at the close of business on the preceding January 1 and July 1, respectively, subject to certain exceptions. The senior notes will mature on January 15, 2012.

DEFEASANCE

     The defeasance provisions described under "Description of the Debt Securities--Defeasance" in the accompanying prospectus will apply to the senior notes.

DENOMINATIONS

     The senior notes will be issued in global form in denominations of $1,000 and integral multiples of $1,000.

RANKING OF SENIOR NOTES

     The senior notes will be our senior unsecured obligations and will rank equally in right of payment with each other and our other unsecured and unsubordinated obligations. The senior notes will rank equally with all of our future unsecured indebtedness, except that the senior notes will be senior in right of payment to any subordinated indebtedness which states in its terms that it is subordinate to our senior debt securities.

OPTIONAL REDEMPTION

     The senior notes are redeemable, in whole or in part, at our option at any time at a redemption price equal to the Make-Whole Price. The "Make-Whole Price" means an amount equal to the greater of (1) 100% of the principal amount of the senior notes being redeemed, or (2) an amount equal to, as determined by an Independent Investment Banker, the sum of the present value of the remaining scheduled payments of principal and interest on the senior notes being redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to the date of redemption. Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each registered holder of the senior notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the senior notes or portion thereof called for redemption. The senior notes are not entitled to any sinking fund.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus 0.15%.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that (1) has the maturity comparable to the remaining term of the senior notes to be redeemed and (2) would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining term of the senior notes to be redeemed.

     "Comparable Treasury Price" means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

     "Reference Treasury Dealer" means (A) Salomon Smith Barney Inc. (or its affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer selected by us.

     "Reference Treasury Dealer Quotation" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

                                  UNDERWRITING

     Salomon Smith Barney Inc. is acting as sole bookrunning manager of the offering, and is acting as representative of the underwriters named below.

     Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of senior notes set forth opposite the underwriter's names below.

                                                               PRINCIPAL
                                                               AMOUNT OF
                           UNDERWRITER                       SENIOR NOTES
                           ----------                        ------------


Salomon Smith Barney Inc..................................     $157,500,000
J.P. Morgan Securities Inc................................       22,500,000
Goldman, Sachs & Co.......................................       17,500,000
BNP Paribas Securities Corp...............................       17,500,000
Fleet Securities, Inc.....................................       17,500,000
Tokyo-Mitsubishi International plc........................       17,500,000
                                                               ------------

Total.....................................................     $250,000,000
                                                               ============



     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that when such conditions are satisfied the underwriters will be obligated to purchase all of the senior notes if they purchase any of the senior notes.

     The underwriters have advised us that they propose initially to offer the senior notes to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 0.40% of the principal amount of the senior notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.25% of the principal amount of the senior notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the underwriting commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

                                                         PAID BY ISSUER
                                                          -------------
     Per note      .....................................      0.650%

     The senior notes are new issues of securities, and there is currently no established trading market for the senior notes. In addition, we do not intend to apply for the senior notes to be listed on any securities exchange or to arrange for the senior notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the senior notes, but they are not obligated to do so. The underwriters may discontinue any market making in the senior notes at any time without notice. We can give you no assurance as to the liquidity of, or any trading market for, the senior notes.

     In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of the notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the notes made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

     We estimate that the total expenses in connection with the offering, excluding underwriting discounts and commissions, will be approximately $327,500, a portion of which will be paid by the underwriters.

     Certain of the underwriters or their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Affiliates of certain of the underwriters are lenders under our existing credit facility. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

     As a consequence of the sale of the notes, each of the underwriters will receive a commission on the principal amount of notes sold by it and it is currently anticipated that the banks affiliated with certain of the underwriters will receive more than 10% of the net proceeds from the sale of the notes as repayment of indebtedness under our credit facility. Because more than 10% of the proceeds of this offering, not including underwriting compensation, will be received by entities who are affiliated with National Association of Securities Dealers, Inc. members who are participating in this offering, this offering is being conducted in compliance with the NASD Conduct Rule 2710(c)(8). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated by Moody's and Standard & Poor's in one of their four highest generic rating categories.

     We have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.


                                  LEGAL MATTERS

     The validity of the senior notes being offered in this prospectus supplement will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Various legal matters relating to the offering will be passed on for the underwriters by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York.


                                     EXPERTS

     The consolidated financial statements and schedule incorporated by reference in this prospectus that are contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

ESTEE
LAUDER
COMPANIES

                                  $400,000,000

                         THE ESTEE LAUDER COMPANIES INC.
                                 DEBT SECURITIES


     We intend to offer and sell from time to time, in one or more series, debt securities in amounts, at prices and on terms to be determined by market conditions at the time of the offering. We will not use this prospectus to sell debt securities with an aggregate offering price of more than $400,000,000.

     We will provide specific terms for the securities we offer in supplements to this prospectus, including:

     o  designation;

     o  aggregate principal amount or aggregate initial offering price;

     o  maturity;

     o  rate and times of payment of interest, if any; and

     o  other specific terms.

     YOU SHOULD READ THIS PROSPECTUS AND THE RELATED SUPPLEMENTS TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST IN THE SECURITIES.

                                  ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

     This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.



                   This prospectus is dated November 9, 1999.

                                 TABLE OF CONTENTS

ABOUT THIS PROSPECTUS ...................................................   3
WHERE YOU CAN FIND MORE INFORMATION .....................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE .........................   3
FORWARD-LOOKING INFORMATION .............................................   4
THE COMPANY .............................................................   5
RATIO OF EARNINGS TO FIXED CHARGES ......................................   7
USE OF PROCEEDS .........................................................   7
SELECTED CONSOLIDATED FINANCIAL INFORMATION .............................   8
DESCRIPTION OF THE DEBT SECURITIES ......................................  10
DESCRIPTION OF CAPITAL STOCK ............................................  15
PLAN OF DISTRIBUTION ....................................................  19
LEGAL MATTERS ...........................................................  19
EXPERTS .................................................................  19

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total amount of $400,000,000. This prospectus provides you with a general description of the securities we intend to offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and the related prospectus supplements together with additional information described under the heading "Where You Can Find More Information" and the information we incorporate by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference."

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). As a result, we file reports and other information with the Commission. You may read and copy the reports and other information we file with the Commission at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. You may also obtain information about us from the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained at prescribed rates. Our filings with the Commission are also available on the Commission's home page on the Internet at http://www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3. This prospectus, which is a part of the registration statement, omits certain information contained in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved, and each statement is deemed qualified in its entirety by that reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with the Commission. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the Commission:

     (i) our Annual Report on Form 10-K for the fiscal year ended June 30, 1999; and

     (ii) our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999.

     We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

     We will promptly provide without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to Investor Relations Department, The Estee Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153, telephone number (212) 572-4184.

                           FORWARD-LOOKING INFORMATION

     We and our representatives from time to time make written or oral forward looking statements, including statements contained in this and other filings with the Commission and in our reports to stockholders. The words and phrases "will likely result," "expects," "believes," "will continue," "is anticipated," "estimates," "projects" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, our expectations regarding sales, earnings or other future financial performance and liquidity, product introductions, entry into new geographic regions and future operations or operating results. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, we cannot assure that actual results will not differ materially from our expectations. Factors that could cause actual results to differ from expectations include, without limitation:

     (i) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than we do;

     (ii) our ability to develop, produce and market new products on which future operating results may depend;

     (iii) consolidations and restructurings in the retail industry causing a decrease in the number of stores that sell our products, an increase in the ownership concentration within the retail industry or ownership of retailers by our competitors or ownership of competitors by our customers that are retailers;

     (iv) shifts in the preferences of consumers as to where and how they shop for beauty and related products;

     (v) social, political and economic risks to our foreign manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

     (vi) changes in the laws, regulations and policies, including changes in accounting standards, that affect, or will affect, us in the United States and abroad;

     (vii) foreign currency fluctuations affecting our results of operations and the value of our foreign assets, the relative prices at which we and our foreign competitors sell our products in the same market and our operating and manufacturing costs outside of the United States;

     (viii) changes in global economic conditions that could affect the cost and availability of capital to the Company, which may be needed for new equipment, facilities or acquisitions;

     (ix) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in our manufacturing operations, now manufacture nearly all of our supply of a particular type of product (i.e., focus factories);

     (x) real estate rates and availability, which may affect our ability to increase the number of retail locations at which we sell our products;

     (xi) changes in product mix to products which are less profitable;

     (xii) our ability and the ability of third parties, including customers, suppliers and governmental entities, to adequately address Year 2000 issues; and

     (xiii)our ability to integrate acquired businesses and realize value therefrom.

     We assume no responsibility to update forward-looking statements made herein or otherwise.

                                   THE COMPANY

     The Estee Lauder Companies Inc., founded in 1946 by Estee and Joseph Lauder, is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. Our products are sold in over 100 countries and territories under the following well-recognized brand names: Estee Lauder, Clinique, Aramis, Prescriptives, Origins, MoAoC, Bobbi Brown ESSENTIALS, JANE, Aveda, Stila and Jo Malone. We are also the global licensee for fragrances and cosmetics sold under the Tommy Hilfiger and Donna Karan brands. Each brand is distinctly positioned within the cosmetics market.

     We are a pioneer in the cosmetics industry and believe we are a leader in the industry due to the global recognition of our brand names, our leadership in product innovation, our strong market position in key geographic markets and the consistently high quality of our products. We sell our products principally through limited distribution channels to complement the images associated with our brands. These channels, encompassing over 9,000 points of sale, consist primarily of upscale department stores, specialty retailers, upscale perfumeries and pharmacies and, to a lesser extent, free-standing company stores, stores on cruise ships, in-flight and duty free shops in airports and cities. We believe that our strategy of pursuing limited distribution strengthens our relationships with retailers, enables our brands to be among the best selling product lines at the stores and heightens the aspirational quality of our brands. With the acquisitions of JANE and Aveda in fiscal 1998, we broadened our distribution to include new channels, namely self-select outlets and salons. We also began selling Clinique products (November 1998) and Origins products (July 1999) directly to consumers over the internet.

PRODUCTS

     SKIN CARE--Our broad range of skin care products addresses various skin care needs for women and men. These products include moisturizers, creams, lotions, cleansers, sun screens and self tanning products, a number of which are developed for use on particular areas of the body, such as the face, the hands or the eye area. Skin care products accounted for approximately 32% and 35% of our net sales in the three months ended September 30, 1999 and our fiscal 1999, respectively.

     MAKEUP--We manufacture, market and sell a full array of makeup products including lipsticks, mascaras, foundations, eyeshadows, nail polishes and powders. Many of the products are offered in an extensive array of shades and colors. We also sell related items such as compacts, brushes and other makeup tools. Makeup products accounted for approximately 37% and 36% of our net sales in the three months ended September 30, 1999 and our fiscal 1999, respectively.

     FRAGRANCE--We offer a variety of fragrance products for women and men. The fragrances are sold in various forms, including eau de parfum sprays and colognes, as well as lotions, powders, creams and soaps that are based on a particular fragrance. They also include bath and aromatherapy products. Fragrance products accounted for approximately 28% and 26% of our net sales in the three months ended September 30, 1999 and our fiscal 1999, respectively.

     HAIR CARE--We increased the range and depth of our hair care product offerings with the acquisition of the Aveda business in December 1997. Hair care products include shampoo, conditioner, styling gel and hairspray. Hair care products accounted for approximately 2% of our net sales in each of the three months ended September 30, 1999 and our fiscal 1999.

     Given the generally personal nature of our products and the wide array of consumer preferences and tastes, as well as the competition for the attention of consumers, our strategy has been to market and promote our products through distinctive brands seeking to address broad preferences and tastes. Each brand has a single global image that is promoted with consistent logos, packaging and advertising designed to enhance its image and differentiate it from other brands.

     ESTEE LAUDER--Estee Lauder brand products, which have been sold since 1946, are positioned as luxurious, classic and aspirational. We believe that Estee Lauder brand products are technologically advanced and innovative and have a worldwide reputation for excellence. The broad product line principally consists of skin care, makeup and fragrance products that are presented in high quality packaging.

     CLINIQUE--First introduced in 1968, Clinique skin care and makeup products are all allergy tested and 100% fragrance free and have been designed to address individual skin types and needs. The products are based on the research and related expertise of leading dermatologists. Clinique skin care products are generally marketed as part of the Three-Step System: Cleanse, Exfoliate, Moisturize. In the fall of 1997, we launched Clinique Happy, a fragrance, and in September 1999, we launched Clinique Happy for Men. Since November 1998 we have been selling Clinique products directly to consumers over the Internet.

     ARAMIS--We pioneered the marketing of prestige men's grooming and skin care products and fragrances with the introduction of Aramis products in 1964. Aramis continues to offer one of the broadest lines of prestige men's products and has extended the line to include fragrances for women.

     PRESCRIPTIVES--We developed and introduced Prescriptives in 1979. Prescriptives is positioned as a color authority with an advanced collection of highly individualized products primarily addressing the makeup and skin care needs of contemporary women with active lifestyles. The products are characterized by simple concepts, minimalist design and an innovative image and, through a system of color application and extensive range of makeup shades, accommodate a diverse group of consumers.

     ORIGINS--Origins, our most recent internally-developed brand, was introduced in 1990. It is positioned as a plant-based cosmetics line of skin care, makeup and aromatherapy products that combine time-tested botanical ingredients with modern science to promote total well-being. Origins sells its products through stand-alone Origins stores, stores-within-stores (which are designed to replicate the Origins store environment within a department store), at traditional retail counters and, since July 1999, directly to consumers over the Internet.

     TOMMY HILFIGER--We have an exclusive global license arrangement to develop and market a line of men's and women's fragrances and cosmetics under the Tommy Hilfiger brand. In 1995, we launched a men's fragrance, TOMMY, with cologne and aftershave products, and in the fall of 1996, we launched a women's fragrance, TOMMY GIRL. In the summer of 1999, we launched Tommy Hilfiger Freedom, which consists of separate fragrances for men and women. These fragrances, together with our complementary line of face, body and hair products, are available at "TOMMY'S SHOPS", a separate area within department stores dedicated to promoting all of our Tommy Hilfiger licensed products.

     MoAoC--MoAoC products comprise a broad line of color-oriented, professional cosmetics and professional makeup tools targeting makeup artists and fashion-conscious consumers. The products are sold through a limited number of department and specialty stores and stand-alone MoAoC stores. We acquired Make-Up Art Cosmetics Limited, the manufacturer of MoAoC products, in three stages; in December 1994, March 1997 and February 1998.

     BOBBI BROWN ESSENTIALS--In October 1995, we acquired the Bobbi Brown ESSENTIALS line of color cosmetics, professional makeup brushes and skin care products. Bobbi Brown products are manufactured to our specifications, primarily by third parties, and sold through a limited number of department and specialty stores. In March 1998, we introduced the brand's first fragrance, BOBBI.

     JANE--In October 1997, we acquired Sassaby, Inc., the owner of the JANE brand of color cosmetics targeted to the young consumer market. JANE products are currently distributed only in the United States through the self-select distribution channel.

     DONNA KARAN COSMETICS--In November 1997, we obtained the exclusive global license to develop and market a line of fragrances and other cosmetics under the Donna Karan New York and DKNY trademarks. We are continuing to market and sell certain products that were originally sold by The Donna Karan Company. We launched the first DKNY women's fragrance under the license in September 1999, and we plan a national rollout and the launch of the DKNY men's fragrance later in fiscal 2000.

     AVEDA--We acquired the Aveda business in December 1997. Aveda, a prestige hair care leader, is a manufacturer and marketer of plant-based hair, skin, makeup and body care products. The products are principally sold by us through third-party distributors and are available in salons and stand-alone Aveda Environmental Lifestyle stores.

     STILA--In August 1999, we acquired the business of Los-Angeles-based Stila Cosmetics, Inc. Stila is known for its stylish, wearable makeup products and eco-friendly packaging and has developed a following among young, fashion-forward consumers. These products are currently available in limited distribution in the United States and certain foreign countries.

     JO MALONE--We acquired London-based Jo Malone Limited in October 1999. Jo Malone is known for its prestige skin care, fragrance and hair care products showcased at the flagship store in London. Products are also available through a company catalogue and at a very limited group of specialty stores in the United States and Canada.

     In addition to the foregoing brands, we manufacture and sell La Mer skin care products, including Creme De La Mer, and fragrances under the Kiton name (for which we are a licensee). These products are marketed separately from our other brands.

     We have been controlled by the Lauder family since the founding of our company. Members of the Lauder family, some of whom are our directors, executive officers and/or employees, beneficially own, directly or indirectly, as of October 22, 1999, shares of Class A Common Stock and Class B Common Stock having approximately 93.3% of the outstanding voting power of our Common Stock.

     Our principal executive offices are located at 767 Fifth Avenue, New York, New York 10153. The telephone number at that location is (212) 572-4200.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of our earnings to fixed charges was 6.29:1, 5.65:1, 5.49:1, 5.58:1, 5.71:1, 2.55:1, and 3.40:1 for the three months ended September 30, 1999 and 1998 and for the fiscal years ended June 30, 1999, 1998, 1997, 1996 and 1995, respectively. The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges before preferred stock dividends by the fixed charges. This ratio includes the earnings and fixed charges of The Estee Lauder Companies Inc. and its consolidated subsidiaries; fixed charges consist of interest and related charges on debt, preferred stock dividends and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.


                                 USE OF PROCEEDS

     Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the related prospectus supplements for our general corporate purposes, which may include repayment of indebtedness, acquisitions, working capital and capital expenditures.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following income statement and balance sheet information has been derived from our consolidated financial statements as of and for the three month periods ended September 30, 1999 and September 30, 1998 and as of and for each of the years in the five-year period ended June 30, 1999. You should read this information along with our consolidated financial statements and the related notes incorporated in this prospectus by reference. See "Incorporation of Certain Documents by Reference." The results of interim periods are not necessarily indicative of results that may be expected for the full year.



                                 THREE MONTHS ENDED
                                    SEPTEMBER 30,                             YEAR ENDED JUNE 30,
                                 -------------------   ---------------------------------------------------------
                                  1999        1998        1999        1998        1997       1996         1995
                                --------    --------    --------    --------    --------   --------     --------
                                     (UNAUDITED)             (IN MILLIONS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF EARNINGS DATA:
Net Sales .........................$1,093.7    $997.0  $3,961.5    $3,618.0    $3,381.6    $3,194.5     $2,899.1
Gross profit ......................   841.9     767.4   3,061.6     2,798.5     2,616.5     2,463.5      2,224.3
Operating income ..................   136.5     121.6     456.9       409.1       359.1       310.3        230.9
Earnings before income taxes
  and minority interest ...........   131.1     115.5     440.2       402.8       362.9       313.0        233.0
Net earnings ......................    82.6      71.6     272.9       236.8       197.6       160.4        121.2
Preferred stock dividends .........     5.9       5.9      23.4        23.4        23.4        57.5         25.3
Net earnings attributable to
  common stock ....................    76.7      65.7     249.5       213.4       174.2       102.9         95.9
OTHER DATA:
Earnings before interest, taxes,
  depreciation and amortization
  (EBITDA)(a) .....................   170.5     151.3    $574.2      $506.6      $435.1      $369.1       $272.9
Ratio of earnings to fixed
  charges (b) .....................  6.29:1    5.65:1    5.49:1      5.58:1      5.71:1      2.55:1       3.40:1
PER SHARE DATA:
Net earnings per common
  share(c)(e):
  Basic ...........................    0.32      0.28     $1.05       $0.90       $0.74       $0.59(d)        --
  Diluted .........................    0.32      0.27     $1.03       $0.89       $0.73       $0.59(d)        --
Weighted average common shares
  outstanding (c)(e):
  Basic ...........................   237.5     237.0     237.0       236.8       235.4       232.6(d)        --
  Diluted .........................   242.6     240.2     241.2       239.5       237.1       233.2(d)        --
Cash dividends declared per
  common share(e): ................    $.05    $.0425    $.1775        $.17        $.17       $.085           --


                                   AT                                AT JUNE 30,
                                SEPTEMBER    ------------------------------------------------------------------
                                30, 1999        1999          1998           1997          1996          1995
                               ---------     ---------     ---------      ---------     ---------     ---------
                              (UNAUDITED)                               (IN MILLIONS)
BALANCE SHEET DATA:
Working Capital .............  $680.4         $708.0         $617.2         $551.6         $467.5       $469.6
Total assets ................ 2,926.6        2,746.7        2,512.8        1,873.1        1,779.4      1,701.4
Total debt ..................   536.8          429.1          436.5           31.1          127.5        194.0
Redeemable preferred stock ..   360.0          360.0          360.0          360.0          360.0        360.0
Stockholders' equity ........   989.0          924.5          696.4          547.7          394.2        335.1


-----------

(a) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is an additional measure of operating performance used by management. EBITDA, like operating income, does not include the effects of interest and taxes and additionally excludes the "non-cash" effects of depreciation and amortization on current earnings. While the components of EBITDA may vary from company to company, we exclude our minority interest adjustment, all depreciation charges related to property, plant and equipment and all amortization charges including amortization of goodwill, purchased royalty rights, leasehold improvements and other intangible assets. We consider EBITDA useful in analyzing our results; however, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with generally accepted accounting principles.

(b) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges before preferred stock dividends. Fixed charges consist of interest and related charges on debt, preferred stock dividends and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

(c) In December 1997, we adopted the provisions of SFAS No. 128, "Earnings Per Share," which requires the presentation of both Basic and Diluted earnings per common share. Consistent with the requirements of SFAS No. 128, net earnings per common share and weighted average common shares outstanding have been restated for purposes of comparability.

(d) Due to the change in the capital structure effected by our recapitalization in connection with our initial public offering in fiscal 1996, historical share and per share data for the fiscal year ended June 30, 1995 are not presented. Net earnings per common share and weighted average common shares outstanding for the year ended June 30, 1996 are reflected on a pro forma basis as if the recapitalization was effected at the beginning of fiscal 1996.

(e) On April 26, 1999, our Board of Directors approved a two-for-one stock split in the form of a 100% stock dividend on all of our outstanding Common Stock. The stock dividend was paid on June 2, 1999 to all holders of record of shares of our Common Stock at the close of business on May 10, 1999. All share and per share data presented in this prospectus has been restated to reflect the stock split.

                       DESCRIPTION OF THE DEBT SECURITIES

     We may offer the debt securities from time to time as senior debt or subordinated debt. The debt securities will be issued under an indenture that we will enter into with the party to be named in a prospectus supplement as trustee under the indenture. The terms of the indenture are also governed by certain provisions of the Trust Indenture Act of 1939.

     The debt securities may be issued from time to time in one or more series. The particular terms of each series which is offered by a prospectus supplement will be described in the related prospectus supplement.

     We have summarized the material terms of the indenture below. The form of the indenture has been filed as an exhibit to the registration statement. See "Where You Can Find More Information." You should read the indenture for provisions that may be important to you. Whenever we refer in this prospectus or in the related prospectus supplement to particular sections or defined terms contained in the indenture, those sections or defined terms are incorporated by reference in this prospectus or the related prospectus supplement, as applicable.

GENERAL

     The indenture will provide that debt securities in separate series may be issued by us from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture. The debt securities will be unsecured obligations of our company.

     A prospectus supplement will set forth the following terms of, and information relating to, the debt securities:

     (1)  the title of the debt securities;

     (2) whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination terms relating to those securities;

     (3) whether any of our subsidiaries will provide guarantees of the debt securities;

     (4) the aggregate principal amount of the debt securities (or principal amount at maturity);

     (5) the dates on which the principal amount of the debt securities will be payable;

     (6) the interest rate, if any, which the debt securities will bear and the interest payment dates for the debt securities (or the date on which the debt securities accrete interest);

     (7)  the places where payments on the debt securities will be payable;

     (8) any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

     (9) any provisions that would obligate us to deposit money in an account for the benefit of the holder of the debt securities for payments of principal and interest on the debt securities or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

     (10) the portion of the principal amount, if less than all, of the debt securities which will be payable upon declaration of acceleration of the maturity of the debt securities;

     (11) whether the debt securities are defeasible;

     (12) any addition to or change in the events of default;

     (13) the date or dates on which the debt securities may be converted or exchanged at the option of the holder into other securities of our company;

     (14) any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

     (15) any other material terms of the debt securities not inconsistent with the provisions of the indenture.

     If a series of debt securities is denominated in a currency or currency unit other than United States dollars, the prospectus supplement will specify the denomination in which the debt securities will be issued and the coin or currency in which the principal and any premium or interest on those debt securities will be payable. In addition, special United States federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

     The debt securities may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement.

FORM, EXCHANGE AND TRANSFER

     The debt securities of each series may be issued in fully registered or bearer form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000.

     Subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be presented for exchange or for registration of transfer, endorsed or with the form of transfer endorsed on the securities executed, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with that transfer or exchange. The security registrar or transfer agent will make the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. The security registrar and/or transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. We will always be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If we decide to partially redeem the debt securities of any series (or of any series and specified terms), we will not be required to issue, register the transfer of or exchange those debt securities being redeemed during a period beginning at the opening of business 15 days before the day of selection for redemption of debt securities of that series and ending at the close of business on the day we mail the notice of redemption with respect to those debt securities selected for redemption.

     We will describe any material United States federal income tax consequences specifically applicable to any debt securities and/or their plan of distribution in the prospectus supplement relating to those debt securities.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The indenture will provide that we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to any Person (as defined in the indenture), unless:

     (1) the successor Person, if any, is a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the United States and assumes our obligations on the debt securities and under the indenture;

     (2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     (3) certain other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

     These provisions apply only to a merger or consolidation in which we are not the surviving corporation and to sales, conveyances, leases and transfers by us as transferor or lessor.

     If we consolidate with or merge into any other Person or we sell, convey, transfer or lease our properties and assets substantially as an entirety to any Person in accordance with the preceding paragraph, the successor Person formed by the consolidation or merger or to which the sale, conveyance, transfer or lease is made will be substituted for us under the indenture with the same effect as if the successor Person had originally executed the indenture. In the event of any conveyance or transfer other than in the case of a lease, we will be discharged of all of our obligations and covenants under the indenture and the debt securities.

EVENTS OF DEFAULT

     Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

     (1) failure to pay any interest on any debt securities of that series when due for a continuous period of 60 days, whether or not, in the case of subordinated debt securities, the payment is prohibited by the subordination provisions of the indenture;

     (2) failure to pay principal of, or any premium on, any debt security of that series when due, whether or not, in the case of subordinated debt securities, the payment is prohibited by the subordination provisions of the indenture;

     (3) failure to perform any of our covenants, or a breach of any of our warranties, in the indenture, other than a covenant included in the indenture solely for the benefit of a series other than that series, for a continuous period of 90 days after written notice has been given by the Trustee, or the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the indenture;

     (4) certain events of bankruptcy, insolvency or reorganization affecting us; and

     (5) any other event of default provided with respect to debt securities of that series.

     If an event of default described in clauses (1) through (3) or (5) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series to be due and payable immediately. If the debt security is an original issue discount debt security or the principal amount of the debt security is not then determinable, that portion of the principal amount of the debt security, or other amount instead of the principal amount, as may be specified in the terms of the debt security will become due and payable immediately.

     If an event of default described in clause (4) above with respect to the debt securities of any series at the time outstanding shall occur and be continuing, the principal amount of, and any interest accrued on, all the debt securities of that series, or, in the case of any original issue discount security or other debt security, the specified amount, will automatically, and without any action by the Trustee or any holder, become immediately due and payable.

     After any acceleration, but before a judgment or decree based on that acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul that acceleration if all events of default, other than the non-payment of accelerated principal or interest, or other specified amount, have been cured or waived as provided in the indenture.

     Subject to the sections of the indenture relating to the duties of the Trustee, if an event of default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders shall have offered to the Trustee reasonable indemnity. Subject to the provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series.

     No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy provided by the indenture, unless:

     (1) the holder has previously given to the Trustee written notice of a continuing event of default with respect to the debt securities of that series;

     (2) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and those holders have offered reasonable indemnity, to the Trustee to institute the proceeding as trustee; and

     (3) the Trustee has failed to institute the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request, within 60 days after that notice, request and offer.

     These limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on a debt security on or after the applicable due date specified in the debt security.

     Within 90 days after any default with respect to debt securities of any series, the Trustee will transmit in the manner and to the extent provided in
Section 313(c) of the Trust Indenture Act, notice of those defaults known to the Trustee, unless a default shall have been cured or waived. In the case of a default in the payment of the principal of, or any premium on, or interest on any debt securities of that series, or in the payment of any installment into a separate account established for the payment of principal and interest on debt securities of any series with respect to debt securities of that series, the Trustee will be protected in withholding this notice if and so long as the Trustee in good faith determines that the withholding of the notice is in the interest of the holders of debt securities of the applicable series.

     We are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a brief certificate of our compliance with all of the conditions and covenants under the indenture.

MODIFICATION AND WAIVER

     The indenture provides that modifications and amendments may be made by us and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. We may not make any of the following modifications or amendments to the indenture without the consent of the holder of each outstanding debt security affected by the modification or amendment:

     (1) change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

     (2) reduce the principal amount of, or any premium or interest on, any debt security;

     (3) reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity of that security;

     (4) change the place or currency of payment of principal of, or any premium or interest on, any debt security;

     (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

     (6) in the case of subordinated debt securities, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

     (7) except as provided in the indenture, release the subsidiary guarantee of a subsidiary guarantor;

     (8) reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

     (9) reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

     (10) modify those provisions with respect to modification and waiver.

     The holders of a majority in principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the indenture and may waive certain past defaults under the indenture. Those holders may not waive a default in the payment of principal, premium or interest on the debt securities and may not waive our compliance with certain covenants and provisions of the indenture without the consent of the holder of each outstanding debt security of any series affected.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE

     The indenture will provide that we may elect, at any time, to terminate all of our obligations under the debt securities of a particular series and the indenture, except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a registrar and paying agent in respect of the debt securities of that series. We refer to this as "legal defeasance." We may also elect, at any time, to terminate our obligations under certain material covenants with respect to a particular series of debt securities. We refer to this as "covenant defeasance."

     In order to exercise our defeasance options with respect to debt securities of any series, we must irrevocably deposit in trust for the benefit of the holders of those debt securities money or certain U.S. government obligations, or both, for the payment of principal of, premium, if any, and interest on those debt securities of that series to maturity or redemption. We must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that the holders of those debt securities will not recognize income, gain or loss for federal income tax purposes as a result of that defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred.

SATISFACTION AND DISCHARGE

     The indenture will provide that we may request the Trustee to execute proper instruments acknowledging satisfaction and discharge of the indenture with respect to any series of debt securities when:

      (1)  either:

          (A) all previously authenticated and delivered debt securities of the series to be discharged have been delivered to the Trustee for cancellation, other than the following debt securities:

               (a) securities in bearer form surrendered for exchange for "registered securities" and maturing after the exchange, whose surrender is not required or has been waived, as provided in the indenture,

               (b) debt securities which have been destroyed, lost or stolen and which have been replaced or paid, as provided in the indenture,

               (c) coupons appertaining to debt securities called for redemption and maturing after the relevant redemption date, whose surrender has been waived, as provided in the indenture, and

               (d) debt securities for whose payment money has been deposited in trust with the Trustee or any paying agent or segregated and held in trust by us but was returned to us prior to cancellation, as provided in the indenture;

          or

          (B)  all debt securities of the series to be discharged:

               (a)  have become due and payable,

               (b) will become due and payable at their stated maturity within one year, or

               (c) if redeemable at our option, are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we, in the case of (B)(a), (b) or (c) above, have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount, in the currency in which the debt securities of the series to be discharged are payable or in U.S. government obligations, sufficient to pay and discharge the entire indebtedness on any debt securities still outstanding, for principal, any premium, and interest to the date of the deposit, in the case of debt securities which have become due and payable, or to the stated maturity or redemption date; and

(2) we have paid or caused to be paid all other sums payable by us under the indenture; and

(3) we have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the satisfaction and discharge of the indenture as to the series to be discharged have been satisfied.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be a part of the indenture and shall, to the extent applicable, be governed by those provisions.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 300,000,000 shares of Class A Common Stock, 120,000,000 shares of Class B Common Stock, and 23,600,000 shares of Preferred Stock, par value $.01 per share, including 3,600,000 shares of $6.50 Cumulative Redeemable Preferred Stock. As of October 22, 1999, there were 123,282,804 shares of Class A Common Stock and 113,679,334 shares of Class B Common Stock outstanding. All of the shares of Class B Common Stock are beneficially owned by members of the Lauder family. Of the authorized shares of Preferred Stock, 3,600,000 shares of $6.50 Cumulative Redeemable Preferred Stock are outstanding and, as of the date of this prospectus, are beneficially owned by members of the Lauder family. The following description is a summary and is subject to and qualified in its entirety by reference to the provisions of our Restated Certificate of Incorporation previously filed with the Commission.

COMMON STOCK

     The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights, certain conversion rights and transfer restrictions in respect of the shares of the Class B Common Stock, as described below.

     VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of our stockholders and each share of Class B Common Stock entitles the holder to ten votes on each such matter, including the election of directors. There is no cumulative voting. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders. With respect to certain corporate changes, such as liquidations, reorganizations, recapitalizations, mergers, consolidations and sales of all or substantially all of our assets, holders of the Class A Common Stock and Class B Common Stock vote together as a single class and the approval of 75% of the outstanding voting power is required to authorize or approve such transactions.

     Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting. The right to take action by less than unanimous written consent expires at such time as there are no shares of Class B Common Stock outstanding.

     DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

     If a dividend or distribution payable in shares of Class A Common Stock is made on the Class A Common Stock, we must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in shares of Class

B Common Stock is made on the Class B Common Stock, we must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable in shares of Class A Common Stock.

     RESTRICTIONS ON TRANSFER. If a holder of Class B Common Stock transfers such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than a Lauder Family Member (as defined below), such shares will be converted automatically into shares of Class A Common Stock. In the case of a pledge of shares of Class B Common Stock to a financial institution, such shares will not be deemed to be transferred unless and until a foreclosure occurs.

     As used in this prospectus, the term "Lauder Family Members" includes only the following persons: (i) Mrs. Estee Lauder and her estate, guardian, conservator or committee; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Mrs. Lauder and/or Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members;
(iii) any partnership if at least 80% of the value of its partnership interests is owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Mrs. Lauder, Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Mrs. Lauder and/or Lauder Descendants.

     CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock is convertible in Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of a transfer of shares of Class B Common Stock to any person other than a Lauder Family Member, each share of Class B Common Stock so transferred automatically will be converted into one share of Class A Common Stock. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the stockholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

     LIQUIDATION. In the event of liquidation, after payment of our debts and other liabilities and after making provision for the holders of Preferred Stock, if any, our remaining assets will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

     MERGERS AND OTHER BUSINESS COMBINATIONS. Upon a merger or consolidation, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ at that time. We may not dispose of all or any substantial part of our assets to, or merge or consolidate with, any person, entity or "group" (as defined in Rule 13d-5 of the Exchange Act), which beneficially owns in the aggregate ten percent or more of our outstanding Common Stock (a "Related Person") without the affirmative vote of the holders, other than such Related Person, of not less than 75% of the voting power of outstanding Class A Common Stock and Class B Common Stock voting as a single class. For the sole purpose of determining the 75% vote, a Related Person will also include the seller or sellers from whom the Related Person acquired, during the preceding six months, at least five percent of the outstanding shares of Class A Common Stock in a single transaction or series of related transactions pursuant to one or more agreements or other arrangements (and not through a brokers' transaction) but only if such seller or sellers have beneficial ownership of shares of Common Stock having a fair market value in excess of $10 million in the aggregate following such disposition to such Related Person. This 75% voting requirement is not applicable, however, if (i) the proposed transaction is approved by a vote of not less than a majority of our board of directors who are neither affiliated nor associated with the Related Person (or the seller of shares to the Related Person as described above) or (ii) in the case of a transaction pursuant to which the holders of Common Stock are entitled to receive cash, property, securities or other consideration, the cash or fair market value of the property, securities or other consideration to be received per share in such transaction is not less than the higher of (A) the highest price per share paid by the Related Person for any of its holdings of

Common Stock within the two-year period immediately prior to the announcement of the proposed transaction or (B) the highest closing sale price during the 30-day period immediately preceding such date or during the 30-day period immediately preceding the date on which the Related Person became a Related Person, whichever is higher.

     OTHER PROVISIONS. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

     TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Class A Common Stock is ChaseMellon Shareholder Services.

PREFERRED STOCK

     $6.50 CUMULATIVE REDEEMABLE PREFERRED STOCK. Holders of the $6.50 Cumulative Redeemable Preferred Stock are entitled to receive cumulative cash dividends at a rate of $6.50 per annum per share payable in quarterly installments. If such dividends are not paid in full, or declared in full and sums set apart for full payment thereof, then no dividends may be paid or declared upon the Common Stock or any other capital stock ranking junior to or on parity with such $6.50 Cumulative Redeemable Preferred Stock. If, at the time of an annual meeting of stockholders, the equivalent of six quarterly dividends are in arrears, then the number of directors on our board of directors will be increased by two and the holders of the outstanding $6.50 Cumulative Redeemable Preferred Stock voting separately as a class will be entitled at the meeting to vote for the election of two directors. The right to elect two directors and such directors' terms on the board of directors will continue until such arrearage in the payment of dividends ceases to exist. Shares of $6.50 Cumulative Redeemable Preferred Stock are subject to mandatory redemption on June 30, 2005 at a redemption price of $100 per share. Following such date and so long as such mandatory redemption obligations have not been discharged in full, no dividends may be paid or declared upon the Common Stock, or on any other capital stock ranking junior to or on a parity with such $6.50 Cumulative Redeemable Preferred Stock and no shares of Common Stock or such junior or parity stock may be redeemed or acquired by us for any consideration. We may redeem the $6.50 Cumulative Redeemable Preferred Stock owned by the EL 1994 Trust and a trust for the primary benefit of Leonard A. Lauder ("LAL 1995 Trust"), in whole or in part, after the death of Mrs. Lauder or, if owned by persons other than the EL 1994 Trust or the LAL 1995 Trust, after five years following the disposition of such shares by the EL 1994 Trust or the LAL 1995 Trust, as the case may be. After the later of June 30, 2000 and Mrs. Lauder's death, holders of the $6.50 Cumulative Redeemable Preferred Stock may put such shares to us at a price of $100 per share (which amount represents the liquidation preference per share).

     OTHER PREFERRED STOCK. Our board of directors is authorized, subject to any limitations prescribed by Delaware law or the rules of the NYSE or other organizations on whose systems our stock may be quoted or listed, to provide for the issuance of additional shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, or fix the rights, powers, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of such series, without any further vote or action by the stockholders. The approval of the holders of at least 75% of the outstanding shares of Class B Common Stock, however, is required for the issuance of shares of Preferred Stock that have the right to vote for the election of directors under ordinary circumstances or to elect 50% or more of the directors under any circumstances. Depending upon the terms of the Preferred Stock established by the board of directors, any or all series of Preferred Stock could have preference over the Common Stock with respect to dividends and other distributions and upon liquidation or could have voting or conversion rights that could adversely affect the holders of the outstanding Common Stock. In addition, the Preferred Stock could delay, defer or prevent a change of control. We have no present plans to issue any additional shares of Preferred Stock.

STOCKHOLDERS' AGREEMENT

     All Lauder Family Members (other than The Lauder Foundation, a tax exempt, private foundation, Aerin Lauder Zinterhofer, Jane Lauder, The 4202 Corporation, the LAL 4002 Trust and the RSL 4201 Trust) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with us (the "Stockholders' Agreement") to vote all shares beneficially owned by them for Leonard A. Lauder, Ronald S.

Lauder and one person (if any) designated by each as directors of our company. As of October 22, 1999, these stockholders beneficially owned, in the aggregate, shares of Common Stock having approximately 90.9% of our voting power.

REGISTRATION RIGHTS AGREEMENT

     We and certain members of the Lauder family, certain trusts and other entities controlled by members of the Lauder family and Morgan Guaranty Trust Company of New York ("Morgan Guaranty") are parties to a Registration Rights Agreement (the "Master Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and the Estee Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. All the parties to the Master Registration Rights Agreement (other than us) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any pledgee of the Estee Lauder 1994 Trust under the Master Registration Rights Agreement will be exercisable only in the event of a default under certain loan arrangements.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities being offered by this prospectus directly to a limited number of institutional purchasers or to a single purchaser or through agents, underwriters, dealers or remarketing firms.

     Offers to purchase debt securities may be solicited directly by us or by agents designated by us from time to time. Any agent who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1993, as amended (the "Securities Act"), involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to that agent will be set forth, in a prospectus supplement. The agent will be acting on a reasonable efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents may be entitled under agreements which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If any underwriters are utilized in any sale of the debt securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If a dealer is utilized in any sale of the debt securities, we will sell the debt securities to the dealer, as principal. The dealer may then resell those debt securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be entitled under agreements which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase debt securities from us, at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.


                                  LEGAL MATTERS

     The validity of the debt securities offered by this prospectus has been passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with offerings made by this prospectus may be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.


                                     EXPERTS

     The financial statements and schedule incorporated by reference in this prospectus that are contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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                                  $250,000,000

                         THE ESTEE LAUDER COMPANIES INC.

                            6% SENIOR NOTES DUE 2012

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                                     ESTEE
                                     LAUDER
                                     COMPANIES


                                    ---------



SALOMON SMITH BARNEY
              JPMORGAN
                    GOLDMAN, SACHS & CO.
                              BNP PARIBAS
                                      FLEET SECURITIES, INC.
                                              TOKYO-MITSUBISHI INTERNATIONAL PLC





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